Exhibit 99.1

Event ID: 5120870

Culture: en-US

Event Name: Q4 FY 2013 The Mosaic Company Earnings Conference Call

Event Date: 2013-07-16T13:00:00 UTC

P: Operator;;

C: Laura Gagnon;The Mosaic Company;VP IR

C: Jim Prokopanko;The Mosaic Company;President, CEO

C: Larry Stranghoener;The Mosaic Company;EVP, CFO

P: Chris Parkinson;Credit Suisse;Analyst

C: Joc O’Rourke;The Mosaic Company;EVP Operations, COO

P: Vincent Andrews;Morgan Stanley;Analyst

P: Adam Samuelson;Goldman Sachs;Analyst

C: Rick McLellan;The Mosaic Company;SVP Commercial

P: Jeff Zekauskas;JPMorgan;Analyst

P: PJ Juvekar;Citigroup;Analyst

C: Mike Rahm;The Mosaic Company;VP Market & Strategic Analysis

P: Kevin McCarthy;BofA Merrill Lynch;Analyst

P: Mark Connelly;CLSA;Analyst

P: Joel Jackson;BMO Capital Markets;Analyst

P: Michael Piken;Cleveland Research Company;Analyst

P: Bill Carroll;UBS;Analyst

P: Matthew Korn;Barclays Capital;Analyst

P: Don Carson;Susquehanna Financial Group;Analyst

P: Mark Gulley;BGC Financial;Analyst

P: Charles Nievert;Cowen and Company;Analyst

P: Ben Isaacson;Scotiabank;Analyst

P: Yonah Weisz;HSBC Global Research;Analyst

+++ presentation

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s fourth-quarter and fiscal-year 2013 earnings conference call. At this time all participants have been placed in a listen-only mode. After the Company completes their prepared remarks, the lines will be open to take your questions.

Your host for today’s call is Laura Gagnon, Vice President, Investor Relations, at The Mosaic Company. Ms. Gagnon?

Laura Gagnon: Thank you and welcome to our fourth-quarter and fiscal-year 2013 earnings call. Presenting today will be Jim Prokopanko, President and Chief Executive Officer, and Larry Stranghoener, Executive Vice President and Chief Financial Officer. We also have members of the senior leadership team available to answer your questions after our prepared remarks.

After my introductory comments, Jim will review Mosaic’s accomplishments for the quarter and year, and our views on current and future market conditions. Larry will provide an update on our capital management and share insights into our future expectations. The presentation slides we are using during the call are available on our website at Mosaicco.com.

We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based on management’s beliefs and expectations as of today’s date, July 16, 2013, and are subject to significant risks and uncertainties. Actual results may differ materially from projected results. Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued this morning and in our reports filed with the Securities and Exchange Commission.

Now I would like to turn it over to Jim.

Jim Prokopanko: Good morning. Welcome to our fiscal fourth-quarter and full-year earnings discussion. Mosaic delivered a great fourth quarter thanks in part to a very strong, albeit late and compressed, spring application season in North America as well as record Canpotex shipments. Demand for our products remains strong in many parts of the world with the exception of India.

This morning, I will review the quarter and the fiscal year. Then Larry will provide guidance and an update on our capital spending. And then before we take your questions, I will discuss our outlook for the coming year.

We would like you to take away three key messages today. First, Mosaic continues to execute and deliver solid performance quarter after quarter.

Second, we have completed a great year of progress in fiscal 2013. And finally, Mosaic remains in excellent position to achieve our vision of being the world’s leading crop nutrition company.

Let’s start with the fiscal fourth quarter. We reported operating earnings of $621 million on net sales of $2.7 billion, both down compared with the year ago due to lower prices for potash and phosphates. The Potash business unit contributed $445 million of operating earnings and the Phosphates business unit contributed $198 million.

In total, we reported earnings per share of $1.14 compared with $1.19 a year ago, an outstanding outcome in light of external factors. We generated $855 million in operating cash flow during the quarter and we continue to maintain a strong cash position, with $3.7 billion of cash on hand.

Those numbers don’t tell the full story. It was a tough spring planting season for farmers here in North America. Warm weather came very late; and just six months after drought battered the 2012 crop, the spring of 2013 brought drenching rains to most of the Corn Belt. Some of the same fields that were plowed under for lack of rain last year were puddled and too wet for planting this year. The Mississippi River, once so dry that navigation nearly came to a halt, was again difficult to navigate, this time because of flooding.

Despite the logistical challenges, Mosaic’s excellent execution allowed us to have product where it was needed to be for a very compressed and late application season in North America. In fact, we sold 2.6 million tonnes of potash, a record quarter for Mosaic, and 2.9 million tonnes of phosphates, with a big finish in the last two weeks of May.

Shipments were also strong outside North America. We delivered record shipments to Brazil. We reached an agreement on phosphate contracts with customers in India, and Canpotex had its best March through May period ever due to high volumes to China and Brazil, as well as strong potash shipments to Southeast Asia.

The strong demand led to high operating rates in our facilities. Our potash mines operated at 95% of capacity while the phosphates operating rate was 85% of capacity.

As we have always said, markets determine prices, and potash and phosphate prices were lackluster for two market-driven reasons. First, India continues to use significantly less potash than it has in recent history, offsetting demand growth elsewhere.

As a result of the nation’s unbalanced subsidy program, Indian agricultural soil is suffering and at some point, the subsidies will need to change to avoid increasing pressure on the food supply. India will come back. We are just not certain when.

Second, additional supply is expected to come on the market, with China and Saudi Arabia providing some new phosphate tonnes and potash expansions coming online in Canada and Russia. We expect this softness, which is exacerbated by the weak Indian rupee, to continue over the near term.

We have often said that volumes increase first, followed by prices, and we expect that trend to continue.

We have experienced two years without volume growth until now. Volume is growing again. That demand growth will absorb supply and at some point, prices will follow.

That said, North America upcountry prices held up well during the quarter, in part because of the logistical challenges posed by the weather. We were able to overcome those challenges with our final price deferred arrangements with some customers. These arrangements allow customers to fill their bins early and then price this inventory closer to when the product is sold.

Mosaic and our customers jointly capture value at the point of retail sale, which has created significant goodwill and customer loyalty. It also enables us to maintain our production at an efficient and steady rate, because it can move product to retailers before their customers are demanding it.

Beyond our excellent fourth-quarter performance, the longer-term outlook remains positive. Farmers still have strong incentive to maximize yield; and to maximize yield, they need fertilizer. Grain and oilseed prices have declined in anticipation of a big crop, which would be a welcome development for global food security. But prices remain high enough to deliver good farm profits, especially given the affordability of crop nutrition and other inputs.

And let’s not forget that farmers’ balance sheets and cash flows remain exceptionally strong as a result of many years of compelling economics. Farmers can make a good living even if corn prices drift down to $4.50 or even $4.00 per bushel, especially if they are wringing more bushels out of each acre.

Revenue per acre matters to farmers, and there are a lot of ways to generate a profitable $900 of revenue per acre. So as farmers push for better yields, Mosaic can in turn generate strong returns even with lower grain and oilseed prices.

One further note on grain and oilseed prices. We do not expect prices to suffer dramatically. Just as $7.00 corn did its job by destroying demand last year, we expect lower prices to unleash significant pent-up demand for grain and oilseeds this year, which should raise the floor under prices.

So to summarize our fiscal fourth quarter, Mosaic once again delivered on its promises and expectations. We executed well, mitigating the impact of extraordinary circumstances, which enabled us to produce results that were in line with our guidance.

I am very proud of what our team accomplished. We manage the Company for long-term success, and our consistent quarterly performance is evidence of this focus.

Now I will step back and talk about our full-year. We made great progress throughout our fiscal year.

Despite a tumultuous period marked by wild weather swings, shifting government policies, and significant volatility in agricultural commodity prices, Mosaic took big steps forward while generating steady, solid results. I would like to recount some highlights.

Our first priority is the safety of our employees. I am proud to report that we set another record for safety performance in 2013, which is a reflection of our operational excellence. We achieved a 6% improvement in our key safety measures, and that comes on the heels of record performance in 2012.

We made good progress on our potash expansion projects, which remain on budget and on time. In potash, we started to see the economic benefit of the tolling agreement reversion, which increased our allocation at Canpotex by 6 percentage points.

The Saudi joint venture is proceeding well. The next step is the signing of a shareholders’ agreement. When production begins, likely in late 2016, the project will be an important new source of low-cost phosphate fertilizer for us.

We extended our market leadership in innovative yield-enhancing crop nutrition products. Mosaic’s MicroEssentials® phosphate product continued to gain market share in North America, Brazil, and elsewhere. In fact, shipments were up 28% year-over-year. We plan to increase our production capacity to meet the strong demand for MicroEssentials.

In Florida, our South Fort Meade mine returned to full productivity, helping us generate phosphate rock at lower cost. We received the Army Corps of Engineers’ Areawide Environmental Impact Study regarding our phosphate acreage in Central Florida. We believe the AEIS report is a positive steppingstone as we work towards new mine permits.

Finally, we established and communicated explicit philosophies for capital management as part of our strategy to deliver strong shareholder value. That is quite a year, and we accomplished all of these things while generating $1.9 billion in cash from operations, $2.2 billion in operating earnings, and $10 billion in net sales.

Now I will turn the call over to Larry. After he provides further discussion of our capital plans and our guidance, I will conclude with a look at the remainder of 2013 and beyond. Larry?

Larry Stranghoener: Thanks, Jim, and good morning. We have talked to you frequently in recent months about our capital philosophy; so rather than reiterate all that information I will provide a couple relevant updates.

First, we have had discussions regarding the Class A shares held by the Margaret A. Cargill Trusts and Cargill family members. As we announced in a news release on June 25, Cargill, Incorporated has elected not to allow the amendment of agreements that would have permitted accelerated share repurchases; and the Trusts have elected to forgo their right to demand a secondary equity offering at this time.

It is our intention to pursue share repurchases, or repurchases combined with a secondary offering, after November 26 of this year when we are no longer governed by split-off-related restrictions. We continue to target mid-2014 to hit our stated balance sheet objectives, which include an adjusted debt-to-EBITDA ratio of 1.5 times and a liquidity buffer of $2.25 billion.

Second, we are planning to access the debt markets when conditions are right. It is reasonable to expect a bond offering during the second half of 2013 to take advantage of historically attractive debt market conditions.

Now I will turn to guidance. We are delighted this is the last time we will be reporting under the May 31 fiscal year-end. As I am sure you are aware, we will change our fiscal year-end to December 31 and are currently in a seven-month stub period. Beginning with this call, we will provide quarterly and annual guidance on a calendar basis; so the quarterly guidance I will go through now is intended to cover July through September of this year.

One final note on our fiscal year change. We intend to release our historical financial results recast on a calendar basis in September, when we will provide results for calendar quarters going back to the first quarter of 2012.

Our price and volume guidance reflects Jim’s comments. This has been a year of volume recovery, with prices impacted by a number of factors including the Indian rupee’s weakness, contract negotiations with China, and generally cautious customer behavior. We expect strong volumes to continue. And as Jim said, we expect prices to follow when these market issues are resolved.

For the third quarter of calendar 2013, we expect potash sales volumes to be in the range of 1.8 to 2.1 million tonnes, compared with actual volumes of 1.8 million tonnes in the same period of last year. We expect average realized potash prices to be in the range of $330 to $360 per tonne.

The gross margin rate for the Potash segment is expected to be in the mid to high 30% range. Our operating rate in Potash during the third calendar quarter is expected to be below 75%, which is lower than the last quarter due to planned seasonal maintenance turnarounds and a curtailment of production at our Colonsay mine. We may also curtail at other mines, if required to match our production volumes to market demand for our products.

Brine management expenses are expected to be in a range of $50 million to $60 million for the quarter, and Canadian Resource Taxes and Royalties will be in the range of $60 million to $80 million.

In Phosphates, sales volumes are expected to range from 2.9 to 3.3 million tonnes for the third calendar quarter, compared to 2.9 million tonnes in last year’s period. We expect our realized prices for DAP to range from $430 to $465 per tonne.

Mosaic’s Phosphates operating rate is expected to be in the mid 80% range during the third calendar quarter.

I would like to draw particular attention to our Phosphates gross margin rate guidance. We expect the gross margin rate to be about flat with the quarter we reported today. We expect the decline in prices to be offset by lower raw material costs, though we do have some higher-cost inventory to work through.

The Phosphate margin is one element of our guidance that seems to have been frequently misinterpreted. But I would note that we have been very consistent. Our reported gross margin rates have consistently fallen within our guidance range.

Also, for the third quarter we estimate SG&A expenses will be approximately $95 million to $105 million. For the seventh-month stub period, we estimate an effective tax rate continuing in the mid 20% range and capital expenditures and investments in the range of $900 million to $1.1 billion. Please note that our investment in the Saudi joint venture is not included in the capital expenditure line on the cash flow statement.

Now I will turn the call back to Jim for his concluding comments.

Jim Prokopanko: Thanks, Larry. The outlook is promising for Mosaic. Internationally, we expect continuing strong shipments of both potash and phosphate to Brazil, and we are optimistic about shipments to China.

While a good monsoon season is likely to lead to a better than average crop in India, the nation will ultimately need healthier, more productive soils. When the government balances the subsidy program again, demand for our products in India should be quite strong. After all, the Indian population is growing by 18 million people per year, which obviously increases demand for agricultural inputs and foodstuffs.

Strong farm economics and ever-increasing demand for grain and oilseeds underpin our expectations of robust demand for our products in the years to come. The long run of good farm economics is leading farmers around the globe to invest in higher yields and plant more acres.

These developments are all very good for Mosaic’s future. All that soil needs nutrients.

As our guidance makes clear, we do not expect a significant recovery in potash and phosphate prices in the near term. Over the medium and longer term, we ultimately believe that economics will rule.

The new supply of both nutrients that is coming to market now is likely to dampen prices, and lower prices will lead to less future supply expansion. We have already seen a number of announcements deferring or canceling projects.

New supply will continue to come in stair step fashion, resulting in short-term periods of imbalance, which we are seeing today. We are confident that over the next year or two, demand growth will ultimately absorb the new supply.

At Mosaic, we expect to capitalize on the strong, long-term opportunity by executing our strategy and seeking new ways to grow. I would like to provide a few highlights of our future.

We are taking a number of actions to grow both our business and our earnings. Our new potash capacity is expected to lead to volume growth and stronger cash flows.

Our Saudi joint venture will enable us to expand our production of low-cost phosphate and supply to important, growing agricultural markets. And we will continue to look for value-adding business development opportunities, both joint ventures and acquisitions.

In Brazil, where the future of agriculture is bright, we are making a significant new investment to expand our presence. Over the next five years, we intend to spend approximately $300 million on a number of projects to build, expand, or acquire facilities. We will provide more details about our Brazil strategy this fall at our October 7 Analyst Day in New York.

We also intend to extend our innovation lead. We expect to continue to grow our market share for our higher-margin premium products, and we will continue to find better, cheaper, more sustainable ways to operate.

Finally, we are constantly striving to deliver strong shareholder value. We are committed to improving the efficiency of our balance sheet and returning capital to investors. We are maintaining our goal of achieving our balance sheet objectives by mid-2014.

These initiatives, along with our consistently excellent execution, foretell a promising future for Mosaic. That is good for us, it is good for investors, and it is good for the world.

The globe’s population is rising and the growth is concentrated in developing nations. You know the numbers by now — 75 million more people to feed each year; 2 billion more by 2050; nearly 1 billion more in Africa alone. And as those developing economies make progress, their citizens will demand more nutritious food, which in turn requires even greater agricultural production.

As an example, The Guardian recently reported that China’s meat consumption has increased fourfold in just 20 years. That is 1 billion people multiplying their meat consumption by 4 in two decades, thanks mostly to China’s rising economic fortunes.

We can expect that China will continue this trend and that other nations will make a similar leap as their prosperity improves. Is agriculture up to the enormous challenge? We believe it is, and we know it is going to require a lot of phosphate and potash.

Crop nutrition is responsible for up to 60% of crop yields, and the world clearly needs higher yields. Mosaic is in a great position to help the world’s farmers meet the challenge and help the world grow the food it needs.

Now, we would be happy to take your questions.

+++ q-and-a

Operator: (Operator Instructions) Chris Parkinson, Credit Suisse.

Chris Parkinson: You mentioned in your commentary that you were benefiting from lower sulfur and rock costs, offsetting weaker phosphate product prices; but you didn’t mention ammonia. Can you just kindly run through the input costs and give some color on your expectations for the back calendar year, and also what further benefits we are set to see from a cost perspective?

Jim Prokopanko: Good morning, Chris. Thanks for the question. You’re right to observe that and make the connection or the important distinction between phosphate pricing and the gross margins. We are, in fact, seeing a reduction in the cost components to phosphate production.

I am going to ask our Chief Operating Officer, Joc O’Rourke, to talk about some of the specifics and the dynamics he is seeing in those markets. Joc?

Joc O’Rourke: Yes, thanks, Chris. Yes; we’re certainly seeing lower prices in all of our raw materials. Ammonia has come down about 20%. Sulfur is down significantly and is moving down as we speak and rock costs are also moving down. However, the one thing we need to point out is there is about a quarter lag between when we see the change in prices and when it meets cost of goods sold.

So what we expect to see is, despite the lowering price we should see our margins stay relatively flat because of the prices of raw materials.

Thanks.

Operator: Vincent Andrews, Morgan Stanley.

Vincent Andrews: Hi, thanks. Could you give an update on the ammonia plant and whether you’re going to go forward with that or not?

Jim Prokopanko: Sure, Vincent, and good day. I am going to ask — it is a project we continue to study and review. As fast as we do our work, we continue to see both additions to the list of plants that may be built as well as deletions. I am going to ask Larry Stranghoener, our CFO, to speak to where we are at on that project.

Larry Stranghoener: Hi, Vincent. Good morning. We are in the final stages of our analysis. We are going through a very detailed front-end engineering program to make sure that when we make a decision we will be fully informed.

As Jim alluded to, we are closely watching trends in supply and demand for ammonia longer term, supply and demand for natural gas longer term. We are making sure we understand all the costs of this project before we make a final decision. So look for an announcement before the end of this calendar year for sure.

Operator: Adam Samuelson, Goldman Sachs.

Adam Samuelson: Morning. I was hoping to get some color on the potash pricing guidance for the calendar third quarter. You have got a pretty noticeable decline relative to what you just reported for the fiscal fourth quarter. I am trying to just bridge that a little bit by region and mix of shipments, if at all possible; any color there would be helpful.

Jim Prokopanko: Hello, Adam. I will give you just an opening statement and then Rick McLellan will give you some of the specifics by market and by grade. As we have seen a weakening, slackening in demand, first of all in potash — and this has all been caught up in what has happened just in general crop nutrition market and P and K.

We have seen a strong decline in urea pricing, which has gotten the attention of dealers and producers and farmers. We have seen the phosphate cost components go down as well as the price of phosphates go down. Again, that has the attention of both farmers and dealers.

And potash is getting caught up in that. We have seen a slackening of demand, and people just have become much more cautious about taking that inventory price risk, putting product into position ahead of a season; and so they are just waiting to see when the bottom comes in.

I believe we are very near the bottom, certainly on the potash market. And I think this is great value at these prices and certainly relative to crop prices. I am going to turn it over to Rick McLellan to give you some of the details by market.

Rick McLellan: Yes, good morning, Adam. Jim did a good job of framing up the situation, but I think there is a couple things as far as markets go that you need to take into account when you are looking at our guidance.

First, we published down our price in North America at warehouses by about $20 to $25 a tonne last week. That has to be taken into account for netbacks into this, our first calendar quarter [which is Mosaic’s 3rd Quarter Calendar Year 2013].

The second is that we have seen pressure in markets around the world. Whether it be Brazil, where we have seen prices come off higher levels to getting down closer to $400 a tonne for import levels, and the same thing into spot markets, Malaysia and Indonesia, we have seen price pressure. So this reflects what is going on in the market.

The other piece is that during — it is a bit of mix as well, as we will see a little more standard and a little less granular in our forecast.

Operator: Jeff Zekauskas, JPMorgan.

Jeff Zekauskas: Hi, good morning. You talked about outlays for the Ma’aden II joint venture in the stub period of $900 million to $1.1 billion. Is that an outlay that will come — or how will you finance that particular outlay?

Larry Stranghoener: Jeff, it’s Larry. Good morning. Just to clarify, what we have said is that in the stub period we expect to have capital expenditures plus investments totaling $900 million to $1.1 billion. And the great bulk of that would be typical ongoing capital expenditures in our core business.

We have said that over the next few years we will invest up to $1 billion in the Ma’aden joint venture, with the rest of the project financed through project financing means, which is coming along quite well. So it is an important clarification.

I think in the stub period we will probably be spending roughly $200 million or so for Ma’aden.

Operator: PJ Juvekar, Citibank.

PJ Juvekar: Yes, hi. Good morning. Farmers in India want to get all the nitrogen through subsidized urea rather than unsubsidized DAP. So do you think that will impact DAP demand this year?

And just on the flip side, what do you see for exports out of China for DAP? Thank you.

Jim Prokopanko: Good morning, PJ. I will discuss the first question about India and then have Mike Rahm talk about the China question.

You’re absolutely right, this — it has been a very market-distorting subsidy program that the Indian government has in place. You are seeing — we have seen prices on both DAP and on potash nearly triple over the last 18 to 24 months, while there has just been a couple of rupees’ increase in the price of urea.

So the Indian farmers have looked at that and they’re thinking is — flawed as it may be — but their thinking is we will just put on twice as much urea and reduce our potash and phosphate. This will catch up to them. This is not good for the crop production, the balance of nutrition that those plants need, and it is not good for the environment.

We have little doubt that that will be adjusted in the coming months. And the time frame on that will not likely be before the May — I think it is May 2014 federal elections in — national elections in India.

The Indian government to make this right will have to increase — or decrease I should say, the subsidy paid for nitrogen fertilizers, and that means the price of nitrogen fertilizer will go up for the Indian farmers. And no official in India that is looking to be reelected is going to dare raise the price on urea, which is domestically produced and a staple for the Indian farmer.

So this is where we see things to be again slack in India for the next 10 or 12 months until the election is done. Then agronomics will prevail and they will correct for that.

Mike, would you speak to the question on China?

Mike Rahm: Sure. We have taken down our export number to about 6 million tonnes of DAP, MAP, TSP. And of that DAP will probably be about 4.5 million tonnes.

Operator: Kevin McCarthy, Bank of America Merrill Lynch.

Kevin McCarthy: Yes, good morning. In the past I think you put out a forecast for global potash shipments in a range of 55 to 57 million tonnes for this year. I was wondering if you could provide an update on your expectations there and specifically address the volume expectations in India as well as timing of a potash contract with China. Thanks.

Jim Prokopanko: Good morning, Kevin. I am going to turn that right over to Mike Rahm.

Mike Rahm: Okay. Good morning, Kevin. We have not changed our guidance range. We still maintain that MOP potash shipments, MOP shipments, will fall in that 55 to 57 million tonne range. We have shaved our point estimate from the upper half of that range to the lower half of the range.

In terms of some of the adjustments, we have taken Chinese shipments, total shipments, down to about 11 million tonnes. We have taken a little bit out of India. Offsetting some of that decline are better shipments into other parts of the world, such as Brazil and North America.

I guess I will turn it over to Jim or Rick in terms of comments about Chinese second-half negotiations.

Rick McLellan: Yes, Mike. I will take it. It is Rick here. The last shipment on our first-half contract to China left last week, so that our commitments are met.

If we look at what is going on in China right now, we have seen port inventories come down, inventories in the country being used up. And given where they are at, we would expect near the end of the third quarter some sort of closure on a Q2 or a second-half contract into China.

Operator: Mark Connelly, CLSA.

Mark Connelly: Thank you. Jim, you have been consistent about your — about being happy with the way potash inventories are managed in North America, and moving product closer to customer has been good for you. We have another producer who tells us that they think that is a relatively permanent shift in who is going to be carrying the working capital.

But we have another producer who says that the first hint of pricing power is going to bring the dealers back, to put that on their books. Where do you come out on that in the medium term?

Jim Prokopanko: I think if we — well — good morning, Mark. Sorry. I think we’re in a period for the near-term situation we have now where product is positioned closer to the customer in the dealers’ facilities. And I don’t see an immediate near-term change in the next one or two years, unless we do see something materially change in the marketplace.

This all started back in those heydays of 2007, 2008, where the entire industry and particularly the farmer-facing end of the supply chain got a real lesson in risk management. They understood that they were taking on risks that — and having a checkbook that they might not be able to write against, so they backed off.

The North American supply producers are very talented at getting product, along with our partners in the transportation industry, to customers. So we have found this to be maybe not the way we would like to manage our working capital, but to be effective in building customer loyalty, securing our distribution channels. It is tough to move product out once it is into a facility.

So we have adjusted, and this gives dealers some better tools to manage the significant risk they face. And we are able to run our facilities at more of a flatline rate, which helps us manage that — at a steady rate that helps us manage our costs of production.

Operator: Joel Jackson, BMO Capital Markets.

Joel Jackson: Hi, thank you. Just had a couple questions. Wanted to follow up to some of Rick’s commentary, talking about prices in Brazil and Southeast Asia may have moved lower to $400 a tonne. On the back of some of the summer fill pricing being a bit lower in the States, could you talk about — are you seeing prices for granular now in Brazil dropping $20 a tonne? Are you talking about closer to $400 a tonne?

And then my second question was it seems like in the May quarter, phosphate blend and feed pricing were quite strong. Maybe you could talk about that too.

Rick McLellan: Yes, good morning, Joel. I’ll give a few clarifying points.

One, we had a price — we reestablished our price for fall fill in North America. In the last — in Brazil we have seen prices slip from highs off $20 to $30 a tonne; and those highs were in the April/May period. So that is where we are seeing a bit of price pressure around the world.

Right now it is manageable; and as Jim said earlier, we expect this reflects what the bottom is to the marketplace.

The second question was on blends and feed pricing. Feed pricing is on — I will start there — is on contract pricing for a quarter. So the prices there were fixed at the start of the quarter, so it didn’t reflect any kind of pricing pressure, and it follows through.

And blends are just a reflection of the products that we are putting together and the costs that we have got them in, in our distribution businesses around the world.

Operator: Michael Piken, Cleveland Research.

Michael Piken: Yes, hi. I was wondering if you guys could give a little bit more color on where you see your phosphate rock costs going forward. And how far are we in terms of the ramp-up of Miski Mayo and the flow-through in terms of the P&L on that? Thanks.

Jim Prokopanko: Well, good morning, Michael. That is a good question for Joc O’Rourke to answer.

Joc O’Rourke: Hello, Michael. Joc O’Rourke here. Phosphate rock costs, we are seeing — South Fort Meade is fully up and running, so our own costs are now pretty much where they are supposed to be, which is in the $35 range as cash costs.

In terms of purchased rock, the purchased rock has come down probably about 10%. But we believe that the main rock sellers around the world are going to be quite responsible, and we don’t see that coming down significantly from where it is today.

And finally, your question on Miski Mayo. Miski Mayo is going through its ramp-up efficiently. It is right on track.

But we don’t see the cost in terms of cost of goods sold. Those are a third-party earnings that flow through as other earnings, as opposed to as a cost item. So they reflect market costs in that.

I’m going to hand it over to Larry just to give that a little more color.

Larry Stranghoener: Yes, Michael, just a little more color. From a financial standpoint, the Miski Mayo venture is proving to be a success. We are starting to see very substantial dividend income flowing from that joint venture, which certainly should be seen in a holistic way as an offset to the price we pay for the rock from that mine.

Jim Prokopanko: And, Michael, let me just add. This is — my colleagues are being too modest here; this is just a great success story. What the operations mining team has been able to do, getting South Fort Meade ramped right up, and getting our costs down to that $35 a tonne, this is a wonderful story of execution.

We are back to costs that I daresay we were back at four or five years ago. This is really a story of we are taking care of our costs, we are dealing with — we are executing as we promised we are, and this is a real success story.

Operator: Bill Carroll, UBS.

Bill Carroll: Good morning. Thanks. Can you share your thoughts on the longer-term impact of the major potash importers, namely Brazil, China, India, potentially pursuing uneconomic projects to secure supplies? And how might that change your plans to bring back the deferred tonnes from your expansion projects?

Jim Prokopanko: Well, good day, Bill. And you hit it with the word uneconomic projects. We believe they were uneconomic at $450 and $500, and they certainly are uneconomic at $400.

Now they may have some other reasons to pursue the uneconomic investment of their precious dollars, but I think the reality is setting in on them. We are seeing others defer projects. Brownfield projects are being deferred, ours included, let alone these greenfield projects.

I think they really have to step back and look at the economics. We are seeing some of the major miners who overreached on some of the other basic materials. And that applies with potash as well.

I’m seeing people continue to talk about it, I think they are going to still scratch around some of the fields that they got access to, but I don’t see any real material greenfield projects being needed or economic until the next decade.

As far as our projects that we have deferred, they are going to remain in deferral phase until we see some of the costs or expansion come down — the cost of the capital investment. That is the other piece of it, is not only is there a diminished return in the potash market, but the cost of these investments — these are megaprojects. They are very high.

And we have come to the realization and practical realization that it is time to take a deferral on these and see costs come down and the potash prices go up before we bring those back on to our expansion program.

Operator: Matthew Korn, Barclays.

Matthew Korn: Hey, good morning, Jim, Larry, everyone. I would love to know your thoughts about the kind of demand level that the industry is really going to need to press prices back up meaningfully. If we are at 56 million tonnes or so now, and operational capacity for the whole industry is moving to I think arguably in the mid 70 millions by 2015, by our numbers it is going to take about four or so years if we are growing at 3% to get around 85% use of capacity.

Is that a realistic time frame? Or do you see something that could shift that nearer term?

Jim Prokopanko: Hello, Matthew. I am going to have Mike Rahm lead off with answering that question.

Mike Rahm: Hi. Good morning, Matthew. Yes, we have looked at our long-term potash. Yes, indeed, we have made some modifications to that based on some of the announced deferrals and cancellations.

Right now, we peg global MOP capacity in that 64 to 65 million tonne range. And based on our projected usage in the 55 to 57 million tonne range, you are looking at operating rates in the mid 80% range, 86% or so.

Looking out to 2020, we are now putting expected capacity in the 81 to 82 million tonne range. We have knocked that down about 3 million tonnes; we had been around 84 million tonnes of effective capacity.

And our projected demand in 2020 is around 70 to 72 million tonnes. So that translates again into an 85% to 87% operating rate, more or less.

And given some of the changes when we look at projected operating rates, we see them fairly steady between now and the end of the decade in that 86% to 87% range.

Jim Prokopanko: Matthew, I would just add that you are starting to see the industry reaction to the slack demand that we are having, along with curtailments of brownfields, greater questions around the greenfields. Just the ongoing operating facilities that — operated around the world, people are pulling back.

These are getting to questionable economics on some of these projects. Some of those higher up on the cost curve, and just as well leave it in the ground.

So we are now seeing the resolve by producers to match the demand and to achieve an economic return for their shareholders. This market will balance out.

Operator: Don Carson, Susquehanna Financial.

Don Carson: Yes, good morning, Jim. Two questions. One on the domestic potash market.

Even when you adjust for grade you are still getting a premium in the domestic market. But one of your large customers will be expanding their mine and pushing out volumes they buy from you and others. So I am just wondering what that will do to that domestic premium as we get into that mine starting up in 2015.

And then just a follow-up for Larry on the Faustina project. I know there has been a number of cancellations or deferrals announced by nitrogen producers because of the roughly 35%, 40% escalation in capital costs. So you had talked originally it was a $700 million project; just wonder, if you did proceed with that, what the cost would be now.

Larry Stranghoener: Hello, Don. Good to hear from you. You said one of our customers coming up in 2015? Does that mean — are you referring to the Agrium Vanscoy project? Okay; I assume that is what you are referring to.

Yes, North America has some new projects coming online. We have — all three major North American producers have expansions underway, and some have started and completed proving runs, and some are about to come.

We have completed our K2 Esterhazy run. That product is about to — that mine is in a position to do a proving run. We will announce that once it is completed and once we consider the timing of pulling that off.

And it is a market that is going to balance. I think we’re going to see growth in the domestic, in the international demand that is going to pull product offshore, and I think you will see producers in North America balance their production to what the demand is.

We talked about in this call the indefinite curtailment at our Colonsay facility. We have just completed some and had some extended turnarounds in our other facilities, and it will balance. I am not overwrought about there being too much product hitting the North American market.

And the product that is in North America, it will first displace the imported product that has been coming to the country — coming into North America for the last two years. Maybe Mike could talk a bit about what we have seen by way of imports into North America. Sorry to put you on the spot there, Mike.

Mike Rahm: Yes, imports have captured anywhere from about 7% to 10% of the North American market. So there is room there to claw back some of that, some of the tonnage from imports.

Larry Stranghoener: Don, it’s Larry with respect to your follow-up question about the Faustina ammonia plant. Yes, as I said earlier, one of the things we’re looking at intently is the long-term supply of and demand for ammonia. We are certainly watching all of the various projects that have been announced, wondering how many of those will actually go ahead.

Ultimately it is our interest to have more merchant ammonia available, and so that will certainly be a factor that enters into our final decision.

With respect to costs of the project, you are right; costs are creeping up on these projects, any projects of this sort. I think we benefit from being one of the ones that are much farther along in our project planning than others.

We have cited a cost estimate in the $1 billion plus range for a new plant, which would include all of the logistical infrastructure that would come with that. And I suspect when all is said and done we will end up at a cost somewhere around that $1 billion plus mark, if and when we decide — if we decide to go forward.

Operator: Mark Gulley, BGC Financial.

Mark Gulley: Good morning. Got a follow-up question on operating rates. Mike, you talked about the fact that you think operating rates are in the mid-80%s for potash right now; and yet we are seeing lower prices. So, one, what kind of operating rate do you need in order to get pricing flexibility?

And, two, given 2%, 3% growth in the industry, could that be several years off if you need low 90s% for the industry to get pricing flexibility?

Mike Rahm: Good morning, Mark. Yes, we estimate, as I said before, that the global industry is running in the mid 80% range. That is 80% of effective capacity. So compared to the 2007, 2005 era where you were in the upper 90%s, it is a significant change.

That said, I think as Jim pointed out, we see the market basically in a pretty decent balance. And we think that, when some of these unusual events are behind us, that this market is going to come into a pretty stable and decent equilibrium, where a global operating rate of 85%, 87%

should be one that supports prices and margins at closer to historical levels.

Jim Prokopanko: Mark, just to put it in context, the way I think about it is we have seen 2012 globally, 2013, it has been — the pie hasn’t been growing. It is pent-up demand that is out there. It should be growing to produce the food the world needs, but the pie hasn’t been growing.

At the same time, our appetites for a slice of the pie has increased, with expansions. And it is, I think, just a transient situation. We’re going to pass through this.

The pie is going to start growing again. The extra capacity we have brought on is going to be eaten up, and we will be back in a situation of good farm demand, good market demand.

Grain prices still are good. Farm economics still are good. The demand is there for it. It will come.

Operator: Charles Nievert, Cowen.

Charles Nievert: A couple of real quick questions. One, as Miski Mayo continues to ramp up, is the other rock that you buy going to ultimately get replaced with Miski Mayo rock? Or do you need that rock to get the right mix for the DAP?

And the other thing is, in terms of Canpotex share, which obviously jumped when you got the tolling arrangement back, how long and what kind of time frame do you see it reverting back toward either its old level, or where do you see it going back to? You guys are expanding, but your competitors are also expanding, and that obviously has a lot to do with the share.

Are we going to go up from here near term or down from here near term? Or over the next couple of years, let’s say.

Jim Prokopanko: Hello, Charles. Good couple questions. I am going to ask Joc to answer the first one about Miski Mayo, and I will come back to the Canpotex question.

Joc O’Rourke: Charles, in terms of Miski Mayo, yes, we will purchase less rock on the open market because of the Miski Mayo expansion. However, we will continue for a couple of reasons to purchase some rock.

One is for blending, to make our product more consistent. And the second is just to keep a finger in that marketplace and keep our relationship with our existing suppliers. So we will continue to buy, but probably at a much lower rate.

Jim Prokopanko: Charles, to your question about Canpotex. We received notice this past — for the second half of the year, that our share will come down from 43% down to 40% of the Canpotex share. Last year, it went up. At the beginning of the year it went up with the reversion of about 1.2 million tonnes from one of our competitors, based on a tolling agreement that came back to Mosaic. We went up about 6%; now we have dropped 3%.

Each producer in Canada has got various expansions underway. I have mentioned we have got our Esterhazy K2 expansion complete now and ready for a proving run. So we will see gives, puts and takes on this Canpotex allocation.

We do not run our capital expansion program based on increasing share of Canpotex. We run the program and we make our investments based on market demand for our potash products.

So it is going to come and go. I expect this year there is going to be another change or two that you will see. And just stay tuned, but I don’t know that it is going to be particularly material for the balance of the year how those 1% or 2%s change.

Operator: Ben Isaacson, Scotiabank.

Ben Isaacson: Thank you very much. Quick question on MicroEssentials. Volume was up 28%. Can you give us a full update on how that market is doing, including both your supply of growth and how demand is tracking? Number one.

Number two, how meaningful is MicroEssentials to your bottom line? And then I guess most importantly, how should we think about pricing and margins of MicroEssentials in the context of the choppiness that we have seen with respect to DAP prices and feedstock costs of DAP?

Jim Prokopanko: Hello, Ben. I’m going to turn that right over to Rick McLellan, who is our Commercial leader and a champion of this great product.

Rick McLellan: Yes, good morning, Ben. On MicroEssentials, I think Jim said it in his comments. We have seen volume up 28% year-over-year, and we are growing quickly to the capacity that we have today for production. So we are looking at expanding our production.

The market demand continues to grow. If we had more product today we would be able to ship it, and so we feel real good about that.

Probably the more important thing to look at is that as we have been able to prove yield advantage to farmers, both our dealers and ourselves have been able to increase our margin capture. So in the last year we have increased our margin capture as a producer about $15 to $18 a tonne. That is significant in any market.

And as we have moved into softer markets, that spread has stayed. So the market pressure on the premium product seems to be less than it is on commodity products.

We feel good about our position. And our production, sales, and supply chain teams are just executing like we have never seen and getting this product into the right place at the right time.

Jim Prokopanko: Ben, let me just add, we have as one of our five strategic priorities, innovation called out specifically. We are trying to — we are working to build on and effectively building on our industry-leading products.

This is one of the first material new product innovations in phosphates in a long, long while; and we are really, in our view, hitting the ball out of the park. But stay tuned for more of this in other products, but we are finding we have got the muscles to do this task really, really well.

Operator: Yonah Weisz, HSBC.

Yonah Weisz: Hi there. Good morning. A question and two clarifications, if possible.

With regard to phosphate markets, you talked about the last two weeks of the quarter being very, very strong finish. Would you be able to talk about the dynamics of that strong finish, whether it be in the US or in South America?

And two clarifications, if possible. You mentioned earlier on that your contract with China for potash has finished. Have they taken the optional quantities, or is that just the fixed original quantity contract?

And second, there has been a lot of discussion on this call about long-term operating rates and long-term volumes for the potash industry. Are your calculations or are your estimates including Jansen or not? Thank you.

Jim Prokopanko: Good day, Yonah. I am going to have Rick speak to the market finish and the China; and Mike will talk about the supply forecasts regarding Jansen.

The market finish — I will just open by saying it was an extraordinary two weeks and a reminder why a May 31 is not a great year for a year-end of a fertilizer company. It was — we were on the edge of our seats.

We were certain it was going to be a good strong finish, but it pulled in under the wire. Our sales organization, the supply chain logistics, they really did some — worked some miracles here to supply the extraordinary North American demand that we had.

Now Rick will speak to what this might portend for the months ahead. Rick?

Rick McLellan: Yes, I think Jim did a good job of framing what happened. I think the one thing we would go back and just mention is — because we moved product into place and had the opportunity to meet this in-season demand, it really helped us execute against the last two weeks. The time-place value of having inventory where it is needed can’t be understated.

As far as Canpotex and the Chinese, we had no optional tonnage in our first-half contract. Mike?

Mike Rahm: Yes, with respect to the long-term capacity figures that I referred to earlier, we do not have Jansen in before 2020. We do have a couple of greenfield projects. We have the K+S and the Uralkali projects coming in before the end of the century; but no other greenfield.

Jim Prokopanko: Well, ladies and gentlemen, we will make that our last question. To conclude our call, I would like to remind you of our key messages for today.

First, Mosaic continues to execute and deliver consistently solid performance. Second, we made great progress during our fiscal 2013 year. Third, while current market conditions are challenging, the long-term outlook for Mosaic remains highly compelling.

We are in an excellent position to achieve our vision of being the world’s leading crop nutrition company. Thank you for joining us this morning. We look forward to seeing you during our travels and at our Analyst Day on October 7 in New York. Thank you very much and have a safe day.

Operator: This concludes today’s conference call. You may now disconnect.